Exhibit 99.1

CATALENT, INC. ANNOUNCES UNDERWRITERS’ EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES IN CONNECTION WITH INITIAL PUBLIC OFFERING; INCREASES GROSS PROCEEDS RAISED TO OVER $1 BILLION

Investor Contact:

Bertner Advisors, LLC

Monique Kosse, 860-940-0352

Monique.Kosse@BertnerAdvisors.com

SOMERSET, N.J. (September 8, 2014) — Catalent, Inc. (“Catalent”), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced that Morgan Stanley and J.P. Morgan, as representatives of the underwriters of Catalent’s initial public offering of its common stock, have exercised their option to purchase an additional 6,375,000 shares of Catalent’s common stock from Catalent at the initial public offering price of $20.50 per share less the underwriting discount. The closing of the sale of additional shares is expected to occur on September 9, 2014.

Catalent expects to receive net proceeds of approximately $124.2 million after deducting underwriting discounts from the sale of the additional 6,375,000 shares, and intends to use such proceeds for debt reduction and general corporate purposes.

Morgan Stanley, J.P. Morgan, BofA Merrill Lynch, Goldman, Sachs & Co., Jefferies and Deutsche Bank Securities acted as joint bookrunning managers for the offering. Blackstone Capital Markets, Piper Jaffray, Raymond James, Wells Fargo Securities, William Blair and Evercore acted as co-managers for the offering.

A registration statement relating to shares of the common stock of Catalent has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (“SEC”). The registration statement is available on the SEC’s website at www.sec.gov under the registrant’s name.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of the shares of common stock was made only by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department., 180 Varick Street, 2nd Floor, New York, NY 10014; or from J.P. Morgan, Attention: Prospectus Department c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717 or via telephone: +1 (866) 803-9204.

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